EXHIBIT 10.12

AMENDMENT NO. 2 TO
CONSULTANT AGREEMENT
FOR BUSINESS DEVELOPMENT
IN THE REPUBLIC OF ALBANIA

This Amendment No.2 (“Amendment No. 2”, together with Initial Consulting Agreement and First Amendment, the “Agreement”), effective the 3rd day of October, 2010, amends the Consultant Agreement for Business Development in the Republic of Albania, made and entered into by and between Sky Petroleum, Inc., a Nevada corporation (“Company”) and Orsett Ventures Inc., a British Virgin Islands company (“Consultant”), effective the 18th day of May, 2010 (the “Effective Date”), as amended by Amendment No. 1 on June 29, 2010.  Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.  Except for those terms amended by this Amendment No. 2, all other terms of the Initial Consulting Agreement, as amended by the First Amendment, remain in full force and effect.

WHEREAS, Company and Consultant entered into the Consultant Agreement for Business Development in the Republic of Albania (“Initial Consulting Agreement”) and amended the terms of the Initial Consulting Agreement under Amendment No. 1 to the Consultant Agreement for Business Development in the Republic of Albania on June 29, 2010 (the “First Amendment”) to provide compensation to Consultant in connection with services provided related to a Production Sharing Contract (covering Blocks 4 and 5 and the Dumre Block) between Company and the Ministry of Economy, Trade and Energy of Albania related to the First Concessions (the “June Agreement”);

WHEREAS, Company’s obligations to pay Consultant compensation under the Initial Consulting Agreement require that Company enter into a First Qualifying Agreement, which requires the execution and delivery of definitive agreements related to the First Concessions and the Amonica Field; and the June Agreement would not itself qualify as the First Qualifying Agreement until Company enters into agreements to acquire the Amonica Field and a Production Sharing Agreement in accordance with Albania Petroleum Law with respect to the Amonica Field (the “Amonica Transaction”);

WHEREAS, under the terms of the First Amendment, Company agreed to pay Consultant fees in connection with the June Agreement under the terms of amended Appendix C attached thereto and to pay the balance of the compensation upon the execution and delivery of definitive agreements related to the Amonica Transaction (the “Amonica Agreement”) and satisfying all conditions set forth in the Amonica Agreement that vest rights to the Amonica Field in Company (the “Amonica Condition”);

WHEREAS, the nature and scope of the services provided by Consultant have been expanded to include, among other things, expanded in-country and local support, introductions to financial institutions, introduction to strategic partners, capital raising support, identifying additional concessions and business opportunities and more intensified strategic planning, beyond the scope contemplated in the Initial Agreement or the First Amendment;

Amendment No. 2 to Consultant Agreement

WHEREAS, the Company and Consultant have determined that it is in the mutual interest of the parties and their constituents to expand the scope of the Services under this Agreement;

WHEREAS, Consultant has agreed to dedicate more time and resources to providing the Services and to securing additional oil and gas assets for the Company and Consultant has agreed to provide additional support to Company in connection with Blocks 4 and 5 and the Dumre Block.  Company desires to retain these additional services to improve its business prospects in the Territory; and

WHEREAS, the Company and Consultant have agreed (a) to expand the scope of the Services under the Agreement to include expanded in-country and local support, introductions to financial institutions, introductions to strategic partners, capital raising support, identifying additional concessions and business opportunities and intensified strategic planning, and (b) to amend the Agreement to accelerate certain consideration payable to Consultant for amending the Initial Agreement and First Amendment to increase the scope of the Services,

NOW THEREFORE, in consideration of the mutual promises, warranties and representations set forth in the Agreement, the First Amendment and this Amendment No. 2, Company and Consultant agree as follows:

1.	Definition of Services: Company and Consultant agree that “Services” shall be expanded to include all services set forth on Appendix A-1 attached hereto.

2.	Amendment and Restatement of Appendix A: Company and Consultant agree that Appendix A to the Agreement shall be amended and restated in its entirety as set forth on Appendix A-1 attached hereto.

3.
Amendment and Restatement of Appendix C:  In consideration for expanding the scope of the Services set forth on Appendix A, Company and Consultant agree that Appendix C to the Agreement shall be amended and restated in its entirety as set forth on Appendix C-1 attached hereto.  Under the terms of Section 3 of Appendix C-1, Company: (a) will waive the Amonica Condition and will (i) issue Consultant 1,500,000 shares of common stock and (ii) pay Consultant US$150,000 within forty-five (45) days and (b) will issue Consultant 3,863,636 Series B Preferred Shares in connection with the valid execution and delivery of this Amendment No. 2.

4.
Acknowledgments:  Company and Consultant acknowledge and agree that the total consideration payable under the Agreement, as amended, shall not increase and this Amendment No. 2 is entered into to expand the scope of the Services and accelerate payment of consideration by Company to Consultant under the Agreement.  As of the date hereof, each of Company and Consultant acknowledges and represents that to its knowledge there are currently no defenses or defaults by the Company related to the Agreement.

Amendment No. 2 to Consultant Agreement

IN WITNESS WHEREOF, the undersigned have entered into this Amendment No. 2, intending to be legally bound thereby.

Executed this 3rd day of October, 2010.

COMPANY

Sky Petroleum, Inc.

/s/ Karim Jobanputra
Karim Jobanputra, Chief Executive Officer

CONSULTANT

Orsett Ventures, Inc.

/s/ Sean Hogan

By:   Sean Hogan
Its:   Director

Amendment No. 2 to Consultant Agreement

APPENDIX A-1

TO AMENDMENT NO. 2 TO CONSULTANT AGREEMENT FOR BUSINESS
DEVELOPMENT
IN THE REPUBLIC OF ALBANIA

Any work or services pursuant to this Agreement that Consultant performs for Company or any Affiliate of the Company during the Term shall be considered Services under this Agreement.  Any goods or documents that Consultant provides to Company or any Affiliate of the Company in connection with such Services shall be considered as provided under this Agreement.

SERVICES

Consultant shall perform the following Services without specific request from Company:

a.	Consultant will identify oil and gas properties that may be available for acquisition by the Company within the Territory, including available oil and gas properties and concessions.

b.	The Consultant will provide the Company with technical or commercial advice regarding oil and gas properties and assistance at the request and direction of the Company.

c.	Provide general advice regarding prevailing commercial practices and social customs in the Territory.

d.	Keep Company and its Affiliates fully informed of the potential for developing Business in the territory.

e.	Report on general industry activity.

f.	Analyze competitive factors to provide Company with information to successfully develop Business in the Territory.

g.
Consultant will provide technical assistance and analysis reasonably required to prepare and submit investment plan(s) to facilitate the acquisition of the First Concessions and the Second Qualifying Assets as contemplated under the Second Qualifying Agreement, including one or more defined offers for the investment to be carried and terms for one or more Production Sharing Agreements in the form of mandated in the “Petroleum Law”, No.7746, date 28.07.1993 and the document “Albanian Legislation and the Framework for Petroleum Exploration and Production” (collectively, the “Plans”).

h.	Consultant will provide in-country and local support to assist Company with the acquisition, development and obtaining approvals for projects in the Territory.

i.	Consultant will make introductions to financial institutions and capital sources and provide support in capital raising transactions.

Amendment No. 2 to Consultant Agreement

j.
Consultant will make introductions to strategic partners, third-party operators and local experts and vendors to assist in the acquisition, development and commercialization of oil and gas properties in the Territory.

k.	Consultant will assist Company with strategic planning and project plans in connection with in the acquisition, development and commercialization of oil and gas properties in the Territory.

Consultant shall perform these Services as often as circumstances may require.

Consultant shall perform the following Services at the request of Company communicated through the agreement monitor:

1.	Accompany employees of Company or its Affiliates on business trips.

2.	Act as an interpreter and provide translation services.

3.	Provide introductions, contacts and liaison services with the Territory government ministries or agencies.

4.	Assist Company or its Affiliates in the negotiation and administration of relevant contracts.

5.	Provide advice and assistance in obtaining and maintaining such government permits, licenses and approvals as may be necessary or desirable in connection with the Business.

6.
Provide advice and assistance in preparing reports, summaries, disclosure and other documentation and assist in gather data and other information as may be reasonably required in connection with raising capital to fund Business opportunities in the Territory.

7.	Perform such other consulting services as may be reasonably requested by Company or its Affiliates and are within the general scope of items listed above in this Appendix A-1.

Amendment No. 2 to Consultant Agreement

AMENDED AND RESTATED
APPENDIX C-1

TO AMENDMENT NO. 2 TO
CONSULTANT AGREEMENT FOR BUSINESS DEVELOPMENT
IN A THE REPUBLIC OF ALBANIA

COMPENSATION

A.	Company shall pay Consultant compensation for Services as follows:

1.	Company shall:

(a)
issue and deliver to Consultant shares of Company’s common stock, par value $0.01 per share (as adjusted for stock splits, reverse stock splits, stock dividends, stock reclassifications or stock reorganizations of Company’s Common Stock effective after the date of this Agreement and prior to the issuance of the June Consideration Shares) 1,500,000 shares of Company’s common stock, par value $0.01 per share, upon the full execution and delivery of the June Agreement and receipt of such regulatory and governmental approval thereof and such ratification thereof as may be required under applicable Albanian law (the “June Consideration Shares”).

(b)
pay Consultant the sum of U.S.$700,000 (Seven Hundred Thousand US Dollars) to the bank account designated by Consultant within five business days of the full execution and delivery of the June Agreement and satisfying all conditions set forth in the June Agreement that vest rights to the First Concessions in Company, including receipt of such regulatory and governmental approval thereof and such ratification thereof as may be required under applicable Albanian law.

(c)
As used herein, “June Consideration Agreement” means definitive binding, written agreements entered during the Term consisting of the definitive Production Sharing Agreement in the form mandated in the “Petroleum Law”, No.7746, date 28.07.1993 and the document “Albanian Legislation and the Framework for Petroleum Exploration and Production” (collectively, the “Albanian Petroleum Law”), related to exploring, developing and producing petroleum onshore Albania in Block 4, Block 5 and Block Dumre (the “First Concessions”).

2.
Concurrent with the valid execution and delivery of Amendment No. 2, Company’s board of directors shall designate 5,000,000 shares of its authorized but unissued preferred shares as Series B Convertible Preferred Shares (the “Series B Preferred Shares”) and, within five business days of such designation, Company will file a certificate of designations with the Secretary of State of the State of Nevada (“Certificate of Designations”).  The Series B Convertible shall have the following preferences, qualifications and rights:

Amendment No. 2 to Consultant Agreement

(a)	Series B Preferred Shares will be non-voting, except with respect to amendments of the certificate of designation that adversely affect the rights of the holders of the Series B Preferred Shares.

(b)	The Series B Preferred Shares will have the following conversion terms:

i.
Consultant may convert each Series B Preferred Share into 4.4 shares of Company common stock (“Conversion Shares”) (as adjusted for stock splits, reverse stock splits, stock dividends, stock reclassifications or stock reorganizations of Company’s Common Stock effective after the date of this Agreement and prior to the issuance of the Series B Preferred Shares) by delivering written notice of conversion together with the stock certificate representing such number of Series B Preferred Shares to be converted (a “Conversion Notice”) to the transfer agent of Company with copies to Company’s Secretary.

ii.
For a period of twelve (12) months from the date of initial issuance, Series B Preferred Shares shall not be converted by the Consultant, in whole or in part, and Company shall not give effect to any such conversion of Series B Preferred Shares.

iii.
In addition to the restrictions set forth in Section 2(b)(i) above, Series B Preferred Shares shall not be converted by the Consultant, in whole or in part, and Company shall not give effect to any such conversion of Series B Preferred Shares, if, after giving effect to such conversion, the Consultant, together with any Consultant Affiliate (including any person or company acting jointly or in concert with the Consultant), would in the aggregate beneficially own, or exercise control or direction over, that number of voting securities of Company which is 4.99% or greater of the total issued and outstanding voting securities of Company during the ninety day period ending on the date of conversion, immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon any holder of Series B Preferred Shares providing Company with sixty-one (61) days notice (the “Waiver Notice”) that such holder would like to waive the Beneficial Ownership Limitation, the Beneficial Ownership Limitation will be of no force or effect with regard to all or a portion of the Series B Preferred Shares as referenced in the Waiver Notice.  For the purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the U.S. Exchange Act and the regulations issued thereunder.

Amendment No. 2 to Consultant Agreement

iv.
A Waiver Notice will not be required and the Beneficial Ownership Limitation and the restrictions set forth in Section 2(b)(ii) shall automatically terminate three business days prior to a Change of Control of Company.  “Change of Control” means an acquisition by any third party (including any person or company acting jointly or in concert with such third party) of (i) 50% or more of total issued and outstanding voting securities of Company or (ii) all or substantially all of Company’s assets.

v.
Within three business days of receiving a Conversion Notice, Company will cause its transfer agent to issue the common stock and deliver stock certificates representing the Conversion Shares to the Consultant.

vi.	Series B Preferred Shares shall contain customary anti-dilution provisions in the event of any stock split, stock dividend, capital reorganization or reclassification of the capital stock of Company.

(c)	Company agrees not to designate, create, issue or otherwise authorize any other shares of preferred stock that would adversely affect the rights of the Series B Preferred Shares.

3.
Upon the valid execution and delivery of Amendment No. 2, Company will cause to be issued and delivered to Consultant (a) 3,863,636 Series B Preferred Shares (“Amendment Signing Shares”) and (b) 1,500,000 shares of Company’s common stock, par value $0.01 per share (the “Amendment Bonus Shares”).  Company will, within five business days of the filing of the Certificate of Designation, deliver irrevocable instructions to the transfer agent of the Company, containing a Treasury Order for the issuance of the Amendment Signing Shares and Amendment Bonus Shares and a Reservation Order, reserving for issuance the Conversion Shares issuable upon conversion of the Amendment Signing Shares in connection with a valid delivery of a Conversion Notice.

4.
Within forty-five (45) days of the valid execution and delivery of Amendment No. 2, Company will pay Consultant the sum of U.S.$150,000 (One Hundred Fifty Thousand US Dollars) to the bank account designated by Consultant.

5.
Within five business days of the valid execution and delivery of the Second Qualifying Agreement and receipt of such regulatory and governmental approval thereof as may be required under applicable Albanian law, Company will:

(a)	issue and deliver to Consultant 1,136,364 Series B Preferred Shares (“Second Qualifying Shares”); and

(b)	pay Consultant the sum of U.S.$150,000 (One Hundred Fifty Thousand US Dollars) to the bank account designated by Consultant.

Amendment No. 2 to Consultant Agreement

As used herein, “Second Qualifying Agreement” means one or more definitive binding, written agreements entered during the Term that provide or provides for the Company’s privatization and acquisition of assets, rights, wells, concessions, rigs, storage facilities, equipment, licenses, permits, data and other assets of Albpetrol, and of properties, concessions, rights and permits for oil production (excluding the First Concessions) as may be negotiated between Company and Albpetrol or between the Company and the Ministry of Economy, Trade and Energy of the Republic of Albania (the “Second Qualifying Assets”); and (B) execution of definitive Production Sharing Agreements in the form mandated in the Petroleum Law related to the Second Qualifying Assets that vest all rights to the Second Qualifying Assets in Company, including satisfaction of conditions and such regulatory and governmental approval thereof and such ratification thereof as may be required under applicable Albanian law.

6.
Concurrent with the valid execution and delivery of Amendment No. 2, Company, Consultant and an independent escrow agent mutually satisfactory to the Parties (the “Escrow Agent”) shall enter into the Escrow Agreement and the Company will deposit into escrow with Escrow Agent irrevocable instructions to the transfer agent of the Company, containing a Treasury Order for the issuance of the Second Qualifying Shares issuable upon valid execution and delivery of the Second Qualifying Agreement and a Reservation Order, reserving for issuance the Conversion Shares issuable upon conversion of the Second Qualifying Shares in connection with a valid delivery of a Conversion Notice.

7.
If Company does not enter into the June Agreement or the Second Qualifying Agreement, then Company shall not be liable to Consultant for the compensation corresponding to such agreement.  Under no circumstances will Consultant be entitled to any additional compensation for Services, except as provided for in this Agreement.

B.
Company will not be required to reimburse Consultant for expenses in connection with the Services, including entertainment or travel expenses.  Consultant shall strictly observe the applicable prohibitions relating to the entertainment of government officials and employees and the prohibitions against giving anything of value to such officials and employees.

C.
All payments to Consultants will be made in United States Dollars (USD) and will be made by check or wire transfer to an account in the name of Consultant or to a person designated in writing by Consultant in the country where most of the services are performed or in the country where Consultant normally conducts business.

D.
Consultant shall defend, indemnify and hold Company harmless from and against any claims, liabilities or damages for any commission, finder’s fee or other compensation claimed by any third party, with respect to any such Services and Consultant warrants that as of the date of this Agreement, Consultant has no understandings or agreements for such with any third party.  The foregoing shall not apply to payments to any third party with whom Company has directly entered into an agreement on Consultant’s advice.

E.
Prior to any payment of cash or issuance of Securities hereunder, Consultant shall send to the Agreement Monitor a certificate in connection with any payment due for the June Agreement, the Amendment No. 2 or the Second Qualifying Agreement, as applicable, which shall contain the following statement, signed by Consultant:

Amendment No. 2 to Consultant Agreement

“The undersigned hereby certifies that it has complied in all material respects with all applicable laws, regulations and administrative requirements in connection with the Services performed for Sky Petroleum, Inc.; that the amount invoiced is true and correct; that such amount has not already been paid and is not included in current unpaid invoices; and that the amount shown is reasonable and necessary in furtherance of Services under this Agreement.”

Consultant shall attach to its invoice all receipts to support travel and other expenses if such expenses are allowed herein.

F.	Consultant shall pay any taxes from any jurisdiction on payments made under this Agreement. Therefore, Company shall not be obligated to withhold any taxes, except as required by law.

G.
The foregoing provides the entire compensation in the performance of Services under this Agreement, and is in full discharge of any and all liabilities in contract or otherwise with respect to all Services rendered by Consultant.

H.	If there is any inconsistency between this Appendix C and the terms of the Agreement to which it is attached, the terms of this Appendix C shall prevail.

Amendment No. 2 to Consultant Agreement